                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   FORM 12b-25

                                               Commission File Number: 001-13753

                           NOTIFICATION OF LATE FILING

(Check One):   |_| Form 10-K   |_| Form 20-F    |_| Form 11-K    |X| Form 10-Q
               |_| Form 10-D   |_| Form N-SAR   |_| Form N-CSR

For Period Ended: June 30, 2007
                  --------------------------------------------------------------

|_| Transition Report on Form 10-K           |_| Transition Report on Form 10-Q
|_| Transition Report on Form 20-F           |_| Transition Report on Form N-SAR
|_| Transition Report on Form 11-K

For the Transition Period Ended:
                                 -----------------------------------------------

      READ INSTRUCTION (ON BACK PAGE) BEFORE PREPARING FORM.  PLEASE PRINT OR
TYPE.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE  COMMISSION  HAS
VERIFIED ANY INFORMATION CONTAINED HEREIN.

      If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
                                                        ------------------------

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                                     PART I
                             REGISTRANT INFORMATION

Full Name of Registrant  FirstPlus Financial Group, Inc.
                         -------------------------------

Former Name if Applicable
                           -----------------------------------------------------

Address of Principal Executive Office (Street and Number)

122 W. John Carpenter Freeway, Suite 450
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City, State and Zip Code  Irving, Texas 75039-2001
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                                     PART II
                            RULES 12b-25 (b) AND (c)

      If the subject  report could not be filed without  unreasonable  effort or expense  and  the  registrant  seeks  relief  pursuant  to Rule  12b-25(b),  the following should be completed. (Check box if appropriate.)

|X|   (a) The reasons  described in  reasonable  detail in Part III of this form could not be eliminated without unreasonable effort or expense;

|X|   (b) The subject annual report,  semi-annual  report,  transition report on
      Form 10-K,  Form 20-F,  Form 11-K,  Form N-SAR or Form  N-CSR,  or portion thereof,  will be filed on or before the fifteenth  calendar day following the  prescribed  due date; or the subject  quarterly  report or transition report on Form  10-Q or  subject  distribution  report  on Form  10-D,  or portion  thereof,  will be filed  on or  before  the  fifth  calendar  day following the prescribed due date; and

|X|   (c) The accountant's statement or other exhibit required by Rule 12b-25(c)
      has been attached if applicable.

                                    PART III
                                    NARRATIVE

      State below in reasonable  detail the reasons why Forms 10-K,  11-K, 20-F,
10-Q, 10-D,  N-SAR,  N-CSR or the transition report or portion thereof could not be filed within the prescribed time period.

      The Registrant was unable to file the Form 10-Q for the quarter ended June
30, 2007 (the  "Report")  without  unreasonable  effort or expense  because of a delay in verifying information required for inclusion in the Report.

                                     PART IV
                                OTHER INFORMATION

(1)   Name  and  telephone  number  of  person  to  contact  in  regard  to this notification

      William Handley                 (972)                    717-7969
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          (Name)                   (Area Code)             (Telephone Number)

      (2) Have all other periodic  reports required under Section 13 or 15(d) of the Securities  Exchange Act of 1934 or Section 30 of the Investment Company Act
of 1940  during the  preceding  12 months or for such  shorter  period  that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                                                |X| Yes   |_| No

      (3) Is it anticipated that any significant change in results of operations for the  corresponding  period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                                                |_| Yes   No |X|

      If so: attach an explanation of the anticipated  change,  both narratively and  quantitatively,  and, if  appropriate,  state the reasons why a  reasonable estimate of results cannot be made.

                         FirstPlus Financial Group, Inc.
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                 (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 15, 2007                      By: /s/ John Maxwell
      -------------------------------          ---------------------------------
                                               Name:  John Maxwell
                                               Title: Chief Executive Officer

INSTRUCTION. The form may be signed by an executive officer of the registrant or by any other duly  authorized  representative.  The name and title of the person signing  the form  shall  be typed or  printed  beneath  the  signature.  If the statement is signed on behalf of the registrant by an authorized  representative
(other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                    ATTENTION

INTENTIONAL  MISSTATEMENTS  OR OMISSIONS  OF FACT  CONSTITUTE  FEDERAL  CRIMINAL
VIOLATIONS. (SEE 18 U.S.C. 1001)

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